FORM 15
            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
                                      UNDER
            SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                                   SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.
                        Commission File Number: 0-21679

                           RETURN ASSURED INCORPORATED
             (Exact name of registrant as specified in its charter)

                         5962 LA PLACE COURT, SUITE 230
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 438-7245
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                                CLASS A WARRANTS
            (Title of each class of securities covered by this Form)

                                      NONE
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule  12g-4(a)(1)(i)   [x]         Rule  12h-3(b)(1)(i)  [ ]
          Rule  12g-4(a)(1)(ii)  [x]         Rule  12h-3(b)(1)(ii) [ ]
          Rule  12g-4(a)(2)(i)   [ ]         Rule  12h-3(b)(2)(i)  [ ]
          Rule  12g-4(a)(2)(ii)  [ ]         Rule  12h-3(b)(2)(ii) [ ]
          Rule  15d-6            [ ]

     Approximate number of holders of record as of the certification or notice date: Less than 300 persons

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Return Assured Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                    RETURN  ASSURED INCORPORATED

Date:  January  16,  2003                          By:  /s/  Matthew  Sebal
                                                   -----------------------------
                                                   Name:  Matthew Sebal
                                                   Title: Secretary and Director